State of Delaware
Secretary of State
Division of Corporations
Delivered 01:12 PM 01/05/2018
FILED 01:12 PM 01/05/2018
SR 20180085539 - File Number 6613440

FIRST AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF RETINALGENIX TECHNOLOGIES INC.

(Pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware)

RETINALGENIX TECHNOLOGIES INC., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the "***General Corporation Law***"),

DOES HEREBY CERTIFY:

1. That the name of this corporation is RetinalGenix Technologies Inc., and that this corporation was originally incorporated pursuant to the General Corporation Law on November 17, 2017 under the name RetinalGenix Technologies Inc.

2. That the Board of Directors duly adopted resolutions proposing to amend and restate the Certificate of Incorporation of this corporation, declaring said amendment and restatement to be advisable and in the best interests of this corporation and its stockholders, and authorizing the appropriate officers of this corporation to solicit the consent of the stockholders therefor, which resolution setting forth the proposed amendment and restatement is as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended and restated in its entirety to read as follows:

FIRST: The name of this corporation is RetinalGenix Technologies Inc. (the "***Corporation***").

SECOND: The address of the registered office of the Corporation in the State of Delaware is 850 New Burton Road, Suite 201, Dover, Zip code 19904, Kent County; and the name of the registered agent of the Corporation in the State of Delaware at such address is Cogency Global Inc.

THIRD: The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law.

FOURTH: The total number of shares of all classes of stock which the Corporation shall have authority to issue is (i) 80,000,000 shares of Common Stock, $.0001 par value per share ("***Common Stock***"), and (ii) 40,000,000 shares of Preferred Stock, $.0001 par value per share ("***Preferred Stock***").

The Board of Directors is hereby expressly authorized to provide, out of the unissued shares of Preferred Stock, for one or more series of Preferred Stock and, with respect to each such series, to fix the number of shares constituting such series and the designation of such series, the voting powers, if any, of the shares of such series, and the preferences and relative,

participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, of the shares of such series, which matters shall be express, with respect to each series, in a certificate of designation adopted by resolution of the Board of Directors and filed with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the General Corporation Law. The powers, preferences and relative, participating, optional and other special rights of each series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding.

The following is a statement of the designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of the Corporation.

A. COMMON STOCK

1. General. The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights, powers and preferences of the holders of the Preferred Stock set forth herein or in a Certificate of Designation.

2. Voting. The holders of the Common Stock are entitled to one vote for each share of Common Stock held at all meetings of stockholders (and written actions in lieu of meetings); provided, however, that, except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to the Certificate of Incorporation that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to the Certificate of Incorporation or pursuant to the General Corporation Law. No person entitled to vote at an election for directors may cumulate votes to which such person is entitled.

The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by (in addition to any vote of the holders of one or more series of Preferred Stock that may be required by the terms of the Certificate of Incorporation) the affirmative vote of the holders of shares of capital stock of the Corporation representing a majority of the votes represented by all outstanding shares of capital stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law.

B. PREFERRED STOCK

3,000,000 shares of the authorized and unissued Preferred Stock are hereby designated as "Series F Preferred Stock", each with the rights, preferences, powers, privileges and restrictions, qualifications and limitations set forth below. Unless otherwise indicated, references to "Sections" or "Subsections" in this Part B of this Article Fourth refer to sections and subsections of Part B of this Article Fourth.

1. Voting.

1.1 General. On any matter presented to the stockholders of the Corporation for their action or consideration at any meeting of stockholders of the Corporation (or by written consent of stockholders in lieu of meeting), each holder of outstanding shares of Series F Preferred Stock shall be entitled to cast the number of votes equal to the number of whole shares of Common Stock into which the shares of Series F Preferred Stock held by such holder are convertible as of the record date for determining stockholders entitled to vote on such matter. Except as provided by law or by the other provisions of the Certificate of Incorporation, holders of Series F Preferred Stock shall vote together with the holders of Common Stock as a single class.

1.2 Election of Directors. The holders of record of the shares of Series F Preferred Stock, exclusively and as a separate class, shall be entitled to elect two (2) directors of the Corporation (the "***Series F Directors***") and the holders of record of the shares of Common Stock, exclusively and as a separate class, shall be entitled to elect one (1) director of the Corporation. Any director elected as provided in the preceding sentence may be removed without cause by, and only by, the affirmative vote of the holders of the shares of the class or series of capital stock entitled to elect such director or directors, given either at a special meeting of such stockholders duly called for that purpose or pursuant to a written consent of stockholders. If the holders of shares of Series F Preferred Stock or Common Stock, as the case may be, fail to elect a sufficient number of directors to fill all directorships for which they are entitled to elect directors, voting exclusively and as a separate class, pursuant to the first sentence of this Subsection 1.2, then any directorship not so filled shall remain vacant until such time as the holders of Series F Preferred Stock or Common Stock, as the case may be, elect a person to fill such directorship by vote or written consent in lieu of a meeting; and no such directorship may be filled by stockholders of the Corporation other than by the stockholders of the Corporation that are entitled to elect a person to fill such directorship, voting exclusively and as a separate class. At any meeting held for the purpose of electing a director, the presence in person or by proxy of the holders of a majority of the outstanding shares of the class or series entitled to elect such director shall constitute a quorum for the purpose of electing such director. Except as otherwise provided in this Subsection 1.2, a vacancy in any directorship filled by the holders of any class or series shall be filled only by vote or written consent in lieu of a meeting of the holders of such class or series or by any remaining director or directors elected by the holders of such class or series pursuant to this Subsection 1.2. The rights of the holders of the Series F Preferred Stock under the first sentence of this Subsection 1.2 shall terminate on the first date on which there are issued and outstanding less than 25,000 shares of Series F Preferred Stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series F Preferred Stock).

1.3 Protective Provisions of Series F Preferred Stock. At any time when at least 25,000 shares of Series F Preferred Stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series F Preferred Stock) are outstanding, the Corporation shall not, either directly or indirectly by amendment, merger, consolidation or otherwise, do any of the following without (in addition to any other vote required by law or the Certificate of Incorporation) the written consent or affirmative vote of the holders of at least a majority in interest of the then outstanding shares of Series F Preferred Stock, given in writing or by vote at a meeting, consenting or voting

(as the case may be) separately as a class, and any such act or transaction entered into without such consent or vote shall be null and void *ab initio*, and of no force or effect.

1.3.1 effect any amendment, modification, alteration or repeal of any provision of, or the addition of any provision to, this Certificate of Incorporation or the Bylaws of the Corporation, directly or indirectly, whether by operation of law, merger, consolidation or otherwise, that would adversely affect any right, preference, privilege or power of the Series F Preferred Stock.

1.3.2 effect any amendment, modification, alteration or repeal of any provision of, or the addition of any provision to, this Section 1.3;

1.3.3 increase or decrease (other than by conversion under the terms hereof) the total number of authorized shares of Series F Preferred Stock;

1.3.4 authorize or issue any other security convertible into or exercisable for any equity security, having rights, preferences or privileges senior to or on parity with the Series F Preferred Stock with respect to directors or voting rights (other than the *pari passu* voting rights of the Series F Preferred Stock hereunder with the other classes and series of the capital stock of the Corporation voting as a single class);

1.3.5 increase or decrease the authorized number of directors constituting the Board of Directors;

1.3.6 effect a recapitalization of the Corporation's outstanding capital stock or the Series F Preferred Stock. For purposes hereof, "recapitalization" shall mean any stock split or reverse stock split, stock dividend, combination, reclassification, recapitalization, reorganization or comparable equity stock transaction by the Corporation without the receipt of material consideration; or any merger or other reorganization of the Corporation effected solely for the purpose of changing the state of incorporation of the Corporation. Such term does not include (i) the issuance or grant by the Corporation of any shares of stock of any class or series or any convertible securities or stock options or warrants or other rights (collectively "***Stock Rights***") for material consideration; or (ii) the exercise of any convertible securities or stock options or warrants or rights at any time or the issuance of any shares of stock or other Stock Rights upon such exercise; or (iii) any adjustment or change in the applicable conversion price or ratio of any convertible stock or securities; or

2. Optional Conversion. The holders of the Preferred Stock shall have conversion rights as follows (the "***Conversion Rights***"):

2.1 Right to Convert.

2.1.1 Conversion Ratio. Each share of Series F Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, and without payment of additional consideration by the holder thereof, into such number of fully paid and non-assessable shares of Common Stock as is determined by dividing (i) $.01 (the "***Series F Original Issue Price***") by $.01 (the "***Series F Conversion Price***") in effect at the time of conversion. Such initial Series F Conversion Price, and the rate at which shares of Series F

4819-3379-2602

Preferred Stock may be converted into shares of Common Stock, shall be subject to adjustment as provided below.

2.2 Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of a share of Common Stock as determined in good faith by the Board of Directors of the Corporation. Whether or not fractional shares would be issuable upon such conversion shall be determined on the basis of the total number of shares of Preferred Stock the holder is at the time converting into Common Stock and the aggregate number of shares of Common Stock issuable upon such conversion.

2.3 Mechanics of Conversion.

2.3.1 Notice of Conversion. In order for a holder of Preferred Stock to voluntarily convert shares of Preferred Stock into shares of Common Stock, such holder shall surrender the certificate or certificates for such shares of Preferred Stock (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate), at the office of the transfer agent for the Preferred Stock (or at the principal office of the Corporation if the Corporation serves as its own transfer agent), together with written notice that such holder elects to convert all or any number of the shares of the Preferred Stock represented by such certificate or certificates and, if applicable, any event on which such conversion is contingent. Such notice shall state such holder's name or the names of the nominees in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. If required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or his, her or its attorney duly authorized in writing. The close of business on the date of receipt by the transfer agent (or by the Corporation if the Corporation serves as its own transfer agent) of such certificates (or lost certificate affidavit and agreement) and notice shall be the time of conversion (the "***Conversion Time***"), and the shares of Common Stock issuable upon conversion of the shares represented by such certificate shall be deemed to be outstanding of record as of such date. The Corporation shall, as soon as practicable after the Conversion Time, (i) issue and deliver to such holder of Preferred Stock, or to his, her or its nominees, a certificate or certificates for the number of full shares of Common Stock issuable upon such conversion in accordance with the provisions hereof and a certificate for the number (if any) of the shares of such series of Preferred Stock represented by the surrendered certificate that were not converted into Common Stock, (ii) pay in cash such amount as provided in Subsection 2.2 in lieu of any fraction of a share of Common Stock otherwise issuable upon such conversion and (iii) pay all declared but unpaid dividends on the shares of Series F Preferred Stock converted.

2.3.2 Reservation of Shares. The Corporation shall at all times when the Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued capital stock, for the purpose of effecting the conversion of the Preferred Stock, such number of its duly authorized shares of Common Stock as shall from time to time be

sufficient to effect the conversion of all outstanding Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock, the Corporation shall take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to the Certificate of Incorporation.

2.3.3 Effect of Conversion. All shares of Preferred Stock which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares shall immediately cease and terminate at the Conversion Time, except only the right of the holders thereof to receive shares of Common Stock in exchange therefor, to receive payment in lieu of any fraction of a share otherwise issuable upon such conversion as provided in Subsection 2.2 and to receive payment of any dividends declared but unpaid thereon. Any shares of Preferred Stock so converted shall be retired and cancelled and may not be reissued as shares of such series, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Series A Preferred Stock or Series F Preferred Stock accordingly.

2.3.4 No Further Adjustment. Upon any such conversion, no adjustment to the Series F Conversion Price shall be made for any declared but unpaid dividends on the Series F Preferred Stock surrendered for conversion or on the Common Stock delivered upon conversion.

2.3.5 Taxes. The Corporation shall pay any and all issue and other similar taxes that may be payable in respect of any issuance or delivery of shares of Common Stock upon conversion of shares of Preferred Stock pursuant to this Section 2. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of shares of Common Stock in a name other than that in which the shares of Preferred Stock so converted were registered, and no such issuance or delivery shall be made unless and until the person or entity requesting such issuance has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

2.4 Adjustment for Stock Splits and Combinations. If the Corporation shall at any time or from time to time after the date of filing of this First Amended and Restated Certificate of Incorporation ("***Filing Date***") effect a subdivision of the outstanding Common Stock, the Series F Conversion Price in effect immediately before that subdivision shall be proportionately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase in the aggregate number of shares of Common Stock outstanding. If the Corporation shall at any time or from time to time after the Filing Date combine the outstanding shares of Common Stock, the Series F Conversion Price in effect immediately before the combination shall be proportionately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in the aggregate number of shares

of Common Stock outstanding. Any adjustment under this subsection shall become effective at the close of business on the date the subdivision or combination becomes effective.

2.5 Adjustment for Certain Dividends and Distributions. In the event the Corporation at any time or from time to time after the Filing Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable on the Common Stock in additional shares of Common Stock, then and in each such event the Series F Conversion Price in effect immediately before such event shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the Series F Conversion Price then in effect by a fraction:

(1) the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and

(2) the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution.

Notwithstanding the foregoing, (a) if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Series F Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Series F Conversion Price shall be adjusted pursuant to this subsection as of the time of actual payment of such dividends or distributions; and (b) that no such adjustment shall be made if the holders of Series F Preferred Stock simultaneously receive a dividend or other distribution of shares of Common Stock in a number equal to the number of shares of Common Stock as they would have received if all outstanding shares of Series F Preferred Stock had been converted into Common Stock on the date of such event.

2.6 Adjustments for Other Dividends and Distributions. In the event the Corporation at any time or from time to time after the Filing Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation (other than a distribution of shares of Common Stock in respect of outstanding shares of Common Stock) or in other property and the provisions of Section 1 do not apply to such dividend or distribution, then and in each such event the holders of Series F Preferred Stock shall receive, simultaneously with the distribution to the holders of Common Stock, a dividend or other distribution of such securities or other property in an amount equal to the amount of such securities or other property as they would have received if all outstanding shares of Series F Preferred Stock had been converted into Common Stock on the date of such event.

2.7 Adjustment for Merger or Reorganization, etc. If there shall occur any reorganization, recapitalization, reclassification, consolidation or merger involving the Corporation in which the Common Stock is converted into or exchanged for securities, cash or other property (other than a transaction covered by Subsections 2.5 or 2.6), then, following any

such reorganization, recapitalization, reclassification, consolidation or merger, each share of Series F Preferred Stock shall thereafter be convertible in lieu of the Common Stock into which it was convertible prior to such event into the kind and amount of securities, cash or other property which a holder of the number of shares of Common Stock of the Corporation issuable upon conversion of one share of Series F Preferred Stock immediately prior to such reorganization, recapitalization, reclassification, consolidation or merger would have been entitled to receive pursuant to such transaction; and, in such case, appropriate adjustment (as determined in good faith by the Board of Directors of the Corporation) shall be made in the application of the provisions in this Section 2 with respect to the rights and interests thereafter of the holders of the Series F Preferred Stock, to the end that the provisions set forth in this Section 2 (including provisions with respect to changes in and other adjustments of the Series F Conversion Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities or other property thereafter deliverable upon the conversion of the Series A Preferred Stock.

2.8 Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Series F Conversion Price pursuant to this Section 2, the Corporation at its expense shall, as promptly as reasonably practicable but in any event not later than ten (10) days thereafter, compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Series F Preferred Stock, a certificate setting forth such adjustment or readjustment (including the kind and amount of securities, cash or other property into which the Series F Preferred Stock is convertible) and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, as promptly as reasonably practicable after the written request at any time of any holder of Series F Preferred Stock (but in any event not later than ten (10) days thereafter), furnish or cause to be furnished to such holder a certificate setting forth (i) the Series F Conversion Price then in effect, and (ii) the number of shares of Common Stock and the amount, if any, of other securities, cash or property which then would be received upon the conversion of Series F Preferred Stock.

3. Mandatory Conversion.

3.1 Trigger Events. Upon either (a) the closing of the sale of shares of Common Stock to the public in a firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended (a "***Public Offering***"), resulting in at least $15 million of gross proceeds to the Corporation; provided, however, that after such Public Offering, the Common Stock will be traded on a United States national securities exchange or (b) the date and time, or the occurrence of an event, specified by vote or written consent of the holders of at least a majority of the Preferred Stock (of the then outstanding shares of Preferred Stock (the time of such closing or the date and time specified or the time of the event specified in such vote or written consent is referred to herein as the "***Mandatory Conversion Time***"), (i) all outstanding shares of Preferred Stock shall automatically be converted into shares of Common Stock, at the then effective conversion rate and (ii) such shares may not be reissued by the Corporation. In addition, each share of Series F Preferred Stock then issued and outstanding held by a holder shall automatically, without any further action, convert into shares of Common Stock immediately upon the earliest of (i) the date specified by written consent or agreement of at least sixty-seven percent (67%) of the holders of

Series F Preferred Stock or (ii) the Transfer (as hereinafter defined) of such share or shares of Series F Preferred stock other than to a Permitted Transferee.

(a) For purposes hereof:

(1) "**Family Member**" means the spouse, ancestors, lineal descendants, siblings and lineal descendants of any sibling of a holder of Series F Preferred Stock.

(2) "**Permitted Transferee**" shall mean, with respect to any holder of Series F Preferred Stock, (1) any other holder of Series F Preferred Stock, (2) a trust held and managed solely for the benefit of the holder of the Series F Preferred Stock and/or one or more of such holder's Family Members, or (3) any corporation, partnership, limited liability company or other entity owned by such holder of Series F Preferred Stock, and/or one or more Family Members of the holder of Series F Preferred Stock, for so long as such entity is so held or owned.

(3) "**Transfer**" shall mean, with respect to a share of Series F Preferred Stock, any sale, assignment, transfer, conveyance, hypothecation or other transfer or disposition of such share or any legal or beneficial interest in such share of any kind or nature, whether or not for value, whether voluntary or involuntary or by operation of law, and whether or not directly or indirectly, excluding for these purposes the grant of a proxy in accordance with Section 212(c) of the General Corporation Law as amended or superseded. Without limiting the generality of the foregoing, "Transfer" shall include without limitation any change of the ownership or control of the holder of record of such share or shares of Series F Preferred Stock, including but not limited to the sale or other transfer of the voting stock or equity capital of such holder in one or more transactions.

3.2 Procedural Requirements. All holders of record of shares of Preferred Stock shall be sent written notice of the Mandatory Conversion Time and the place designated for mandatory conversion of all such shares of Preferred Stock pursuant to this Section 3. Such notice need not be sent in advance of the occurrence of the Mandatory Conversion Time. Upon receipt of such notice, each holder of shares of Preferred Stock shall surrender his, her or its certificate or certificates for all such shares (or, if such holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation at the place designated in such notice. If so required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by his, her or its attorney duly authorized in writing. All rights with respect to the Preferred Stock converted pursuant to Subsection 3.1, including the rights, if any, to receive notices and vote (other than as a holder of Common Stock), will terminate at the Mandatory Conversion Time (notwithstanding the failure of the holder or holders thereof to surrender the certificates at or prior to such time), except only the rights of the holders thereof, upon surrender of their certificate or certificates (or lost certificate affidavit and agreement) therefor, to receive the items provided for in the next sentence of this Subsection 3.2. As soon as

practicable after the Mandatory Conversion Time and the surrender of the certificate or certificates (or lost certificate affidavit and agreement) for Preferred Stock, the Corporation shall issue and deliver to such holder, or to his, her or its nominees, a certificate or certificates for the number of full shares of Common Stock issuable on such conversion in accordance with the provisions hereof, together with cash as provided in Subsection 2.2 in lieu of any fraction of a share of Common Stock otherwise issuable upon such conversion and the payment of any declared but unpaid dividends on the shares of Series A Preferred Stock converted. Such converted Preferred Stock shall be retired and cancelled and may not be reissued as shares of such series, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Preferred Stock accordingly.

FIFTH: Subject to any additional vote required by the Certificate of Incorporation or Bylaws, in furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind any or all of the Bylaws of the Corporation.

SIXTH: Subject to any additional vote required by the Certificate of Incorporation, the number of directors of the Corporation shall be determined in the manner set forth in the Bylaws of the Corporation.

SEVENTH: Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

EIGHTH: Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws of the Corporation may provide. The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

NINTH: To the fullest extent permitted by law, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the General Corporation Law or any other law of the State of Delaware is amended after approval by the stockholders of this Article Ninth to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law as so amended.

Any repeal or modification of the foregoing provisions of this Article Ninth by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of, or increase the liability of any director of the Corporation with respect to any acts or omissions of such director occurring prior to, such repeal or modification.

TENTH: To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification of (and advancement of expenses to) directors, officers and agents of the Corporation (and any other persons to which General Corporation Law permits the Corporation to provide indemnification) through Bylaw provisions, agreements with such

agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the General Corporation Law.

ELEVENTH: Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery in the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation's stockholders, (iii) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law or the Corporation's certificate of incorporation or bylaws or (iv) any action asserting a claim governed by the internal affairs doctrine.

TWELFTH: For purposes of Section 500 of the California Corporations Code (to the extent applicable), in connection with any repurchase of shares of Common Stock permitted under this Certificate of Incorporation from employees, officers, directors or consultants of the Corporation in connection with a termination of employment or services pursuant to agreements or arrangements approved by the Board of Directors (in addition to any other consent required under this Certificate of Incorporation), such repurchase may be made without regard to any "preferential dividends arrears amount" or "preferential rights amount" (as those terms are defined in Section 500 of the California Corporations Code). Accordingly, for purposes of making any calculation under California Corporations Code Section 500 in connection with such repurchase, the amount of any "preferential dividends arrears amount" or "preferential rights amount" (as those terms are defined therein) shall be deemed to be zero (0).

* * *

3. That the foregoing amendment and restatement was approved by the holders of the requisite number of shares of this corporation in accordance with Section 228 of the General Corporation Law.

4. That this Amended and Restated Certificate of Incorporation, which restates and integrates and further amends the provisions of this corporation's Certificate of Incorporation, has been duly adopted in accordance with Sections 242 and 245 of the General Corporation Law.

IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation has been executed by a duly authorized officer of this corporation on this 1st day of December, 2017.

By: /s/ Lawrence Gerrans
President